UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2005

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3260 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

                On May 4, 2005, Venoco, Inc. entered into employment agreements with the following officers of the company: (i) Timothy Marquez, Chief Executive Officer, (ii) David Christofferson, Chief Financial Officer, (iii) Greg Schrage, Vice President, Northern Assets, (iv) Roger Hamson, Vice President, Southern Assets and (v) Terry Anderson, General Counsel.  The following is a summary of the terms of those agreements, each of which will be given effect as of March 1, 2005.

Timothy Marquez

                Pursuant to his agreement, Mr. Marquez will receive a base salary of $366,000.  Mr. Marquez will also be entitled to participate in Venoco’s incentive compensation plan; pursuant to that plan, his target bonus will be 65% of his base salary.  If a change of control of Venoco occurs and (i) Mr. Marquez’s employment is terminated (other than for specified types of misconduct) or (ii) he resigns for “good reason” (as that term is defined in the agreement) or without good reason during the 30 day period that begins following the six month anniversary of the change of control, he will be entitled to a cash payment equal to three times his annual base salary and bonus and certain other benefits.  If Venoco terminates Mr. Marquez’s employment prior to December 31, 2006 other than following a change of control and unless the termination results from misconduct by Mr. Marquez, he will be entitled to a payment approximately equal to two times his annual base salary and bonus.  The agreement also provides that Venoco will indemnify Mr. Marquez for certain amounts he may incur in connection with claims brought against him in connection with his service with the company.

David Christofferson

                Pursuant to his agreement, Mr. Christofferson will receive a base salary of $216,000.  Mr. Christofferson will be entitled to participate in Venoco’s incentive compensation plan and his target bonus under that plan will be 40% of his base salary.  Venoco will also grant to Mr. Christofferson options (or alternative compensation of comparable value) to purchase 73 shares of Venoco’s common stock for exercise prices ranging from $45,000 to $65,000 per share.  After 2006, in the absence of a transaction that would enable Mr. Christofferson to sell the shares underlying his options, Venoco will provide an alternative mechanism for him to recognize the value of the options over a period of time, subject to certain conditions.  Twenty percent of the options vested upon being granted and the remainder will vest in equal installments on each of the four subsequent anniversaries of the effective date of the agreement.  The options will vest immediately, however, if a change of control of Venoco occurs or if Mr. Christofferson’s employment is terminated other than for misconduct.  The options will expire on the tenth anniversary of the effective date of the agreement.  The agreement contains provisions relating to a termination of Mr. Christofferson’s employment, or his resignation, following a change of control that are similar to those contained in Mr. Marquez’s agreement.  The agreement also contains indemnification provisions similar to those contained in Mr. Marquez’s agreement.

Greg Schrage

                Mr. Schrage’s agreement is similar to Mr. Christofferson’s, except it provides that (i) Mr. Schrage will receive a base salary of $175,000, (ii) his target bonus will be 25% of his base salary and (iii) he will be granted options to purchase 35 shares of Venoco common stock for exercise prices ranging from $45,000 to $65,000 per share.

Roger Hamson

                Mr. Hamson’s agreement is similar to Mr. Christofferson’s, except it provides that (i) Mr. Hamson will receive a base salary of $162,000, (ii) his target bonus will be 25% of his base salary and (iii) he will be granted options to purchase 35 shares of Venoco common stock for exercise prices ranging from $45,000 to $65,000 per share.

Terry Anderson

                Mr. Anderson’s agreement is similar to Mr. Christofferson’s, except it provides that (i) Mr. Anderson will receive a base salary of $208,000, (ii) his target bonus will be 25% of his base salary and (iii) he will be granted options to purchase 35 shares of Venoco common stock for an exercise price of $45,000 per share.

Stock Option Agreements

                Also on May 4, 2005, each of Messrs. Christofferson, Schrage, Hamson and Anderson entered into a stock option agreement with Venoco to govern the terms of the options to be granted pursuant to his employment agreement as described above.  The stock option agreements contain, among other things, provisions (i) limiting the transferability of the shares of Venoco common stock issuable upon the exercise of the options and (ii) allowing the holder of those shares to cause Venoco to repurchase the shares for their fair value under certain circumstances.  Bill Schneider entered into a substantially identical agreement relating to the options granted pursuant to the employment agreement he entered into with Venoco in January 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 9, 2005

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name: Timothy M. Marquez
Title: Chief Executive Officer